Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Welcomes Two New Members to Board of Directors

San Diego, June 16, 2022 – Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a global insulin delivery and diabetes technology company, today announced the appointments of Myoung Cha and Joao Malagueira as independent members of its board of directors effective June 15, 2022.

“We welcome Joao and Myoung to our Board of Directors at this exciting stage in Tandem’s evolution,” said John Sheridan, president and CEO, Tandem Diabetes Care. “Joao’s extensive international experience brings tremendous value to our Company as we continue to expand our global reach, and Myoung’s strategic experience in leading-edge consumer technology at large companies will be invaluable as we advance our product pipeline.”

Mr. Cha has more than 17 years of global experience across the healthcare value chain. Mr. Cha currently serves as President and Chief Strategy Officer at Carbon Health where he leads the omnichannel care model and the device-enabled home care operations. Prior to joining Carbon Health in June 2021, he served as Head of Health Strategic Initiatives at Apple from August 2015 to May 2021 where he developed and led product initiatives and global strategic partnerships. Earlier in his career, Mr. Cha was a Principal and Co-Leader of the West Coast Strategy and Corporate Finance Practice as well as Co-Leader of the Healthcare Investor Practice at McKinsey & Company. Mr. Cha holds a JD from Harvard Law School, an MBA from Harvard Business School and an AB in Biochemical Sciences from Harvard College.

Mr. Malagueira brings more than 25 years of experience in diabetes, medical devices and diagnostics solutions businesses with global corporations. Mr. Malagueira is currently Vice President for three divisions at Hologic and responsible for the entire portfolio in the EMEA. Prior to starting this role in January 2019, he served as International Vice President, for EMEA and Canada, for the Hologic Diagnostics Solutions division, from June 2015 to December 2018. He possesses extensive experience and proven success of go-to-market models and strategies in Europe, Africa, CIS, and the Middle East. Prior to Hologic, Mr. Malagueira enjoyed more than 15 years in Johnson & Johnson, in commercial leading roles across EMEA, where he led successful turnarounds and market share growth of the diabetes solutions businesses, LifeScan and Animas. Mr. Malagueira holds an MBA and an Advanced Degree in Marketing from Catolica Lisbon School of Business and Economics. He holds a MS in Pharmaceutical Sciences and Clinical Analysis from University of Lisbon.

Exhibit 99.1
About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc., a global insulin delivery and diabetes technology company based in San Diego, California, creates new possibilities for people living with diabetes, their loved ones, and healthcare providers through a positively different experience. The Company’s human-centered approach to design, development, and support delivers innovative products and services for people who use insulin. Tandem manufactures and sells the t:slim X2 insulin pump with Control-IQ technology. For more information, visit tandemdiabetes.com.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

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